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                              EMPLOYMENT AGREEMENT


                  EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into as of the 27th day of January 1997, by and between COMMODORE SEPARATION TECHNOLOGIES, INC., a Delaware corporation having offices at 150 East 58th Street, Suite 3400, New York, New York 10155 (the "Company"), and KENNETH J. HOULE, an individual residing at 26500 Amhearst Circle, Apartment 111, Beachwood, Ohio 44122 (the "Employee").

                              W I T N E S S E T H:

                  WHEREAS, the Employee has substantial knowledge and experience relating to the management and operation of technology-driven developmental businesses, and the Company desires to obtain the full-time services of the Employee to serve in an executive capacity with the Company; and

                  WHEREAS, the Employee is ready, willing and able to serve as an executive officer of the Company, all upon the terms and subject to the conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

         Part A.     Employment.

                  1. Duties. Subject to the terms and conditions of this Agreement, the Company shall employ the Employee and the Employee shall render services to the Company in the capacity and with the titles of President and Chief Operating Officer of the Company. In addition, the Employee shall serve in such capacities and have such titles with such of the


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Company's subsidiaries as may be requested from time to time by the Company, without requirement of any additional compensation to the Employee, as long as such duties are not inconsistent with the functions of a President and Chief Operating Officer.

                  2. Full-Time Employment. Throughout the period of his employment hereunder, the Employee shall devote all of his professional and business time, attention, knowledge and skills to perform his duties hereunder. It is expected that the Employee will render his services primarily from the Company's Atlanta, Georgia office, provided that the Employee will engage in such travelling as may be reasonably required in connection with the performance of his duties hereunder.

                  3. Ability to Perform. The Employee hereby represents and warrants to the Company that he has not and will not enter into any agreements which in any way would limit or render the Employee incapable of performing his obligations under this Agreement or his fiduciary duties as the President and Chief Operating Officer of the Company. The Employee further covenants that he will not impair his ability to carry out his obligations under this Agreement or his fiduciary duties as the President and Chief Operating Officer of the Company by entering into any agreement or in any way assisting others, directly or indirectly, to enter into any agreement which will violate the confidentiality and non-competition provisions of Part D of this Agreement. The Employee is subject to certain non-competition agreements with other corporations (which will be fully disclosed to the Company), but which do not prevent the Employee from performing his duties hereunder.

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         Part B.  Term of Employment; Termination of Agreement.

                  1. Term. Subject to prior termination in accordance with the provisions hereof, the term of this Agreement shall commence on the date hereof and shall continue through and including December 31, 1999 (the "Term").

                  2. Termination For Cause. Anything contained in Section 1 of this Part B to the contrary notwithstanding, this Agreement may be terminated at the option of the Board of Directors of the Company (the "Board") for "Cause" (as hereinafter defined), effective upon the giving of written notice of termination to the Employee. As used herein, the term "Cause" shall mean and be limited to:

                           (a) any act committed by the Employee against the
Company, or any of its subsidiaries or divisions, constituting: (i) fraud, (ii) non-disclosure of conflict of interest, (iii) self-dealing, (iv) embezzlement of funds, (v) felony conviction for conduct involving moral turpitude or other criminal conduct which prevent the Employee from performing his duties or causes material embarrassment to the Company, or (vi) the repeated disregard by the Employee, after receipt of notice, of the reasonable directions of the Board; or

                           (b) the breach or default by the Employee in
observing his agreements and obligations set forth in Part D of this Agreement;
or

                           (c) alcoholism or any other form of addiction which
prevents the Employee from performing his duties hereunder.

                  3. Death or Disability. Anything contained in Section 1 of this Part B to the contrary notwithstanding, this Agreement may be terminated by the Company: (i) upon the death of the Employee, or (ii) on thirty (30) days' prior written notice to the Employee, in the

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event that the Employee shall be physically or mentally disabled or impaired so as to prevent him from continuing the normal and proper performance of his duties and responsibilities hereunder, with reasonable accomodations, for a period of three (3) consecutive months. The initial determination as to whether the Employee is disabled or impaired shall be made by the physician regularly treating the condition causing the disability. The Company shall have the right to require the Employee to be examined by a physician duly licensed to practice medicine in the State in which the Employee has his primary residence to determine such physician's opinion as to the Employee's disability. If such physician's opinion differs from that of the physician treating the Employee, or a physician thereafter retained by the Employee, they shall forthwith select a third physician so licensed whose opinion, after examination and review of available information, shall be conclusive and binding upon all parties hereto. All costs of the physician regularly treating or thereafter retained by the Employee shall be paid by the Employee. All costs of the physician retained by the Company shall be paid by the Company. If a third physician is required, then the costs of that physician shall be paid by the Company.

                  4. No Further Obligations. Upon any termination of this Agreement by the Company for "Cause" pursuant to Section 2 of this Part B, neither the Company nor any subsidiary or division thereof shall be liable for or be required to pay to the Employee any further remuneration, compensation or other benefits hereunder. If such termination is a result of the Employee's disability or death pursuant to Section 3 of this Part B, the Company shall continue to pay the Employee or his estate the Employee's Base Salary for a period of six (6) months and any accrued incentive compensation then due.

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                  5. Termination Without Cause. Anything contained in Section 1 of this Part B to the contrary notwithstanding, this Agreement may be terminated, at the option of the Company, at any time upon written notice to the Employee without Cause. In the event that the Company terminates this Agreement pursuant to this Section 5 of Part B, then the Company shall continue to pay to the Employee, as and when same would otherwise become due and payable hereunder, the Base Salary (as such term is defined in Section 1 of Part C of the Agreement) in an aggregate amount equal to the greater of (i) the Base Salary then payable through December 31, 1999, or (ii) the Base Salary payable over twelve (12) consecutive months. In addition, in the event of a change in control of the Company, all stock options granted to the Employee shall immediately vest and become exercisable; however, a change in control shall have no other effect on the Agreement. The payments set forth herein shall represent full compensation for all amounts then due the Employee under this Agreement.

         Part C.  Compensation; Expenses.

                  1. Base Salary. As compensation for his services during the Term, the Company shall pay or cause to be paid to the Employee a fixed base salary at the annual rate of One Hundred Eighty Thousand Dollars ($180,000).

                  2. Stock Options. In consideration for the Employee's entering into this Agreement with the Company, the Company is, as of the date hereof, granting to the Employee a stock option (the "Stock Option") to purchase an aggregate of 100,000 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), at an exercise price per share equal to the initial public offering price per share of Common Stock in the Company's proposed initial public offering. Provided that the Employee is in the full-time employ of the

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Company on each date of exercise, such Stock Option will be exercisable as to twenty percent (20%) of such shares commencing on the date hereof (the "Initial Vesting Date") and as to an additional twenty percent (20%) of such shares commencing on each of the four successive anniversaries of the Initial Vesting Date. The other terms and conditions of the Stock Option shall be as set forth in the Company's 1996 Stock Option Plan and in a separate Stock Option Agreement between the Company and the Employee.

                  3. Annual Bonus. The Employee will be entitled to receive an annual bonus of $30,000 promptly following December 31, 1997. Annual bonuses for 1998 and 1999 shall be mutually agreed upon by the Employee and the Company's Board of Directors.

                  4. Benefits. In addition to the foregoing Base Salary and Bonuses, the Employee shall, throughout the period of his employment hereunder, be eligible to participate in any and all group health, group life and/or other benefit plans generally made available by the Company to its employees, provided that nothing herein contained shall be deemed to require the Company to maintain or continue any particular plan or policy.

                  5. Vacation. The Employee shall be entitled to up to five (5) weeks of vacation per year, to be taken at such times as shall be mutually agreeable to the Company and the Employee, and so as not to unduly interfere with the business of the Company. The Employee may carry over, to the next annual period hereunder, up to two (2) weeks of unused vacation time as at the end of each year of the term of this Agreement.

                  6. Expenses. In addition to the remuneration set forth above, throughout the period of the Employee's employment hereunder, the Company shall also reimburse the Employee or cause the Employee to be reimbursed, upon presentment by the Employee to the

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Company of appropriate receipts and vouchers therefor, for any reasonable business expenses incurred by the Employee in connection with the performance of his duties and responsibilities hereunder.

         Part D. Confidentiality; Non-Competition. As a material inducement to cause the Company to enter into this Agreement, the Employee hereby covenants and agrees that:

                  1. Confidential Information; Personal Relationships. The Employee shall, at all times during and subsequent to the Term, keep secret and retain in strictest confidence all confidential matters of the Company, and the "know-how", trade secrets, technical processes, inventions, equipment specifications, equipment designs, plans, drawings, research projects, confidential client lists, details of client, subcontractor or consultant contracts, pricing policies, operational methods, marketing plans and strategies, project development, acquisition and bidding techniques and plans, business acquisition plans, and new personnel acquisition plans of the Company and its subsidiaries and divisions (whether now known or hereafter learned by the Employee), except to the extent that (i) such information is generally available to the public without restriction, (ii) the Employee obtains confidentiality agreements with respect to such confidential information, (iii) the Employee is requested by the Board of Directors of the Company or a Committee thereof, or by the Chairman of the Company, to disclose such confidential information, (iv) such information is provided to a customer of the Company pursuant to a request received from such customer in the ordinary course of business, or (v) the Employee is under compulsion of either a court order or a governmental agency's or authority's inquiry, order or request to so disclose such information.

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                  2. Property of the Company.

                           (a) Except as otherwise provided herein, all lists,
records and other non-personal documents or papers (and all copies thereof) relating to the Company and/or any of its subsidiaries or divisions, including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of the Employee, or made available to the Employee, are and shall be the property of the Company, and shall be delivered to the Company on the date of termination of the Employee's employment with the Company, or sooner upon request of the Company at any time or from time to time.

                           (b) All inventions, including any procedures,
formulas, methods, processes, uses, apparatuses, patterns, designs, plans, drawings, devices or configurations of any kind, any and all improvements to them which are developed, discovered, made or produced, and all trade secrets and information used by the Company and/or its subsidiaries and divisions (including, without limitation, any such matters created or developed by the Employee during the term of this Agreement), shall be the exclusive property of the Company or the subject subsidiary, and shall be delivered to the Company or the subject subsidiary (without the Employee retaining any copies, components or records thereof) on the date of termination of the Employee's employment with the Company; provided, however, that nothing herein contained shall be deemed to grant to the Company any property rights in any inventions or other intellectual property which may at any time be developed by the Employee which is wholly unrelated to any business then engaged in or under development by the Company.

                  3. Employees of the Company. The Employee shall not, at any time (whether during the term of this Agreement or at any time thereafter), directly or indirectly, for or on

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behalf of any business enterprise other than the Company and/or its subsidiaries and affiliates, solicit any employee of the Company or any of its subsidiaries to leave his or her employment with the Company or such subsidiary, or encourage any such employee to leave such employment, without the prior written approval of the Company in each instance.

                  4. Non-Competition. For so long as the Employee shall be receiving any compensation or remuneration under this Agreement, and for a further period of one (1) year thereafter, the Employee shall not, directly or indirectly, whether individually or as an employee, stockholder (other than the passive ownership of up to 5% of the capital stock of a publicly traded corporation), partner, joint venturer, agent or other representative of any other person, firm or corporation, engage or have any interest in any business (other than the Company or any of its subsidiaries or affiliates) which, in any country in which the Company or any of its subsidiaries or divisions does or solicits business during the Term, is engaged in or derives any revenues from performing any functionally equivalent services or marketing any functionally equivalent products as those services provided and products marketed by the Company or any of its subsidiaries or divisions during the Term.

                  5. Severability of Covenants. The Employee acknowledges and agrees that the provisions of this Part D are (a) made in consideration of the premises and undertakings of the Company set forth herein, (b) made for good, valuable and adequate consideration received and to be received by the Employee, and (c) reasonable and necessary, in terms of the time, geographic scope and nature of the restrictions, for the protection of the Company and the business and good will thereof. It is intended that the provisions of this Part D be fully severable, and in the event that any of the foregoing restrictions, or any portion of the foregoing

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restrictions, shall be deemed contrary to law, invalid or unenforceable in any respect by any court or tribunal of competent jurisdiction, then such restrictions shall be deemed to be amended, modified and reduced in scope and effect, as to duration and/or geographic area, only to that extent necessary to render same valid and enforceable (and in such reduced form, such provisions shall then be enforceable), and any other of the foregoing restrictions shall be unaffected and shall remain in full force and effect.

                  6. Equitable Remedies. The parties hereby acknowledge that, in the event of any breach or threatened breach by the Employee of the provisions of this Part D, the Company will suffer irreparable harm and will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach, the Company may seek and obtain appropriate equitable relief to restrain or enjoin such breach or threatened breach and/or to compel compliance herewith.

         Part E.  Miscellaneous.

                  1. Binding Effect. All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Employee, the Company and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

                  2. Notices. Except as may otherwise be provided herein, any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or when mailed by certified mail, return receipt requested, addressed to a party at the address of such party first set forth above, or at such other address as such party may hereafter have designated by notice. Copies of all notices hereunder shall simultaneously be sent by first class post-paid mail to Greenberg,

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Traurig, Hoffman, Lipoff, Rosen & Quentel, Citicorp Center, 153 East 53rd
Street, New York, New York 10022, Attn: Stephen A. Weiss, Esq.

                  3. Waivers. Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by the party to be charged therewith.

                  4. Captions. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

                  5. Governing Law. This Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed by and construed in accordance with the laws of the State of New York.

                  6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original hereof, but all of which together shall constitute one and the same instrument.

                  7. Arbitration. Except for any court action or proceeding to obtain equitable relief in respect of the provisions of Part D above, any dispute involving the interpretation or application of this Agreement shall be resolved by final and binding arbitration before an arbitrator designated by, and mutually acceptable to, the Company and the Employee. In the event that the parties cannot agree to the appointment of a mutually acceptable arbitrator, the subject dispute shall be resolved by final and binding arbitration before one or more arbitrators designated by the American Arbitration Association in New York, New York, unless mutually

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agreed to otherwise. The award of any of such arbitrator(s) may be enforced in any court of competent jurisdiction.

                  8. Assignment.

                           (a) This Agreement is intended for the sole and
exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit herefrom absent the express written consent of the party to be charged with such reliance or benefit.

                           (b) The Employee may not assign or otherwise transfer
any of his obligations or duties hereunder to any other person, firm or corporation, it being understood and agreed that this Agreement is intended to be for the personal services of the Employee only and of no other person.

                           (c) The Company shall have the right, at any time and
from time to time, to cause any payments required hereunder to be made by any subsidiary of the Company. Furthermore, the Company may assign this Agreement to any successor-in-interest who may acquire, whether by direct purchase, sale of securities, merger or consolidation, the assets, business or properties of the Company; provided, that no such assignment shall relieve the Company of its duties and obligations to the Employee hereunder, without the prior written consent of the Employee.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement on and as of the date first set forth above.

                          COMMODORE SEPARATION TECHNOLOGIES, INC.


                          By:  /s/ Edwin L. Harper
                              --------------------------------------------------
                               Edwin L. Harper
                               Chairman of the Board and Chief Executive Officer



                                        /s/ Kenneth J. Houle
                              --------------------------------------------------
                                            Kenneth J. Houle






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